UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Hepion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 27, 2022

Dear Stockholder:

WE NEED YOUR VOTE!

We have previously sent to you proxy material for the annual meeting of stockholders of Hepion Pharmaceuticals, Inc. (the “Annual Meeting”), which was originally held on June 24, 2022. The Annual Meeting was adjourned to July 22, 2022, with respect to Proposal 4 (Authorized Share Increase) to allow those stockholders who have not yet done so more time to vote. The Annual Meeting has now been further adjourned with respect to Proposal 4 to August 5, 2022.

The hurdle is high; securing affirmative votes from a majority of the outstanding shares entitled to vote. However, so are the stakes; the ability to continue to advance rencofilstat, our lead oral drug candidate for the treatment of non-alcoholic steatohepatitis (NASH) and hepatocellular carcinoma (HCC).

Two leading independent proxy advisory firms, Institutional Shareholder Services, Inc. (“ISS’) and Glass Lewis and Co. LLC (“Glass Lewis”), have both affirmed our Board of Directors’ recommendation that stockholders vote “FOR” Proposal 4. The voting recommendations of ISS and Glass Lewis are relied upon by institutional investment firms, mutual funds, and other fiduciaries globally for independent advice on shareholder voting and corporate governance.

ISS and Glass Lewis based their recommendations on the requested increase in authorized common shares being deemed reasonable, and Hepion’s prudent use of its shares historically. Notably, Proposal 4 contains no anti-dilution adjustments for management and/or investors.

If you have already voted your shares “FOR” Proposal 4, you do not need to vote again, and we thank you for your support. If you did not vote at all, abstained from voting for, or voted against with respect to the proposal, we kindly ask you to vote, or to reconsider your vote

Very truly yours,

Gary S. Jacob

Chairman of the Board of Directors

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at (877) 717-3898.